Exhibit 99.01

Carrier Access Announces the Appointment of COO

BOULDER, COLORADO - November 6, 2006 — Carrier Access Corporation (NASDAQ: CACS), a leading provider of wireless and converged access solutions, today announced that Allen Snyder has been appointed as executive vice president and chief operating officer (COO).

“This appointment strengthens Carrier Access’ senior management team as we diversify our customer base and expand globally,” said Roger Koenig, CEO and Chairman. “I am delighted that Allen has agreed to join Carrier Access in this newly created EVP, COO executive role. Al’s proven leadership, international development experience and extensive customer relationships further enable us to capitalize on our growth opportunities and implement our vision to optimize multi-media IP access networks.”

Allen Snyder will report to Koenig as an officer of the company. Reporting to Snyder are the company’s research and development, sales, marketing, customer support, operations, and human resource organizations. In addition to the new EVP, COO position, the CFO, CTO, corporate development and legal offices report to Koenig.

Prior to joining Carrier Access, Snyder was the chief operating officer of Openwave Systems Inc. Openwave (NASDAQ: OPWV) is a provider of open software products and services for the communications industry. At Openwave, Allen was responsible for all product development and customer-facing operations. His oversight included worldwide sales, partnerships, product strategy, product development, service and support for approximately 1,000 of the company’s 1,400 employees.

Snyder has over 30 years of experience in the high-tech industry, including 23 years of management leadership in product development, sales, customer service, software support, and professional services. Before joining Openwave, he served as Senior Vice President Oracle Support Services, Americas. Prior to Oracle, he was Vice President of Operations, Worldwide Customer Services at Digital Equipment Corporation.

“Carrier Access offers a compelling value proposition for its customers, allowing for reduced operating and capital costs in multi-vendor converged networks,” said Allen Snyder, COO Carrier Access. “What’s more, we have the products and the people to help customers enhance their network quality and availability as they transition to re-usable IP networks for next generation media services. I am excited by the near term opportunity to grow the business through focused customer programs, international expansion, and execution of our vision.”

About Carrier Access Corporation

Carrier Access (NASDAQ: CACS) provides consolidated access technology designed to streamline the communication network operations of wireless and wireline carriers, cable operators, enterprises and government agencies. Carrier Access products enable customers to consolidate and upgrade access capacity and implement converged IP services, while lowering costs and accelerating service revenue. Carrier Access’ technologies help our customers do more with less. For more information, visit www.carrieraccess.com or call 303-218-5707.